PEOPLES BANCORP INC. (Nasdaq: PEBO)
TELECONFERENCE CALL TO DISCUSS 3rd QUARTER 2013 EARNINGS
Tuesday, October 22, 2013 11:00 am local time

Facilitator:
Good morning, and welcome to Peoples Bancorp’s conference call. My name is Chad, and I will be your conference facilitator today. Today’s call will cover a discussion of the results of operations for the quarter ended September 30, 2013.
Please be advised all lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer period. [Facilitator Instructions].
This call is also being recorded. If you object to the recording, please disconnect at this time.
Please be advised that the commentary in this call may contain projections or other forward-looking statements regarding future events or Peoples’ future financial performance. These statements are based on management’s current expectations. The statements in this call which are not historical fact are forward-looking statements and involve a number of risks and uncertainties, including, but not limited to, the success, impact and timing of strategic initiatives; the impact of competitive products and pricing; the interest rate environment; the effect of federal and/or state banking, insurance, and tax regulations; changes in economic conditions; and other risks detailed in Peoples’ Securities and Exchange Commission filings. Although management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples’ business and operations, it is possible that actual results may differ materially from these projections. Peoples disclaims any responsibility to update these forward-looking statements.
Peoples’ 3rd quarter 2013 earnings release was issued this morning and is available at peoplesbancorp.com.
This call will include about 15 minutes of prepared commentary, followed by a question and answer period, which I will facilitate. An archived webcast of this call will be available on peoplesbancorp.com.
Participants in today’s call will be Chuck Sulerzyski, President and Chief Executive Officer, and Ed Sloane, Chief Financial Officer and Treasurer, and each will be available for questions following opening statements.
Mr. Sulerzyski, you may begin your conference.

Mr. Chuck Sulerzyski:
Thank you, Chad. Good morning. We are pleased you have joined us for our call. Besides providing the third quarter highlights, Ed and I will give you a high level look at our 2014 expectations today.
As we reported earlier today, Peoples Bancorp’s third quarter earnings were $2.5 million or 23 cents per share. Both of these amounts were lower than recent quarters due largely to one-time expenses. The largest of these was the $2.2 million tax expense from surrendering our bank owned life insurance. We also incurred $446,000 of pension and acquisition costs during the quarter. In total, these items reduced our earnings by 23 cents.

Outside the one-time costs, our third quarter results were positive. For the second straight quarter, we had double-digit annualized loan growth and our net interest margin improved. Fee-based revenues remained strong, driven by growth in our insurance and investment businesses. Operating expenses were managed in line with our expectations. Bottom-line earnings also were helped by additional recoveries of prior loan losses during the quarter.
After a slow start to the year, period-end balances are nearing our 2013 goal of 8 to 10% growth. Consumer loan balances continue to benefit from increased production within our indirect business. On the mortgage side, balances grew more than expected despite a slowdown in originations because of high long-term rates. The linked quarter growth reflects the strong pipeline we built up as rates were increasing. We also have benefited from the fact new home sales are comprising nearly 40% of our 2013 originations. This amount is higher than recent years.
Within the commercial portfolio, new production remained steady during the third quarter. However, overall growth was limited by some unexpected payoffs and ongoing efforts to improve the quality of this portfolio by changing the mix. Over the last year, we have increased C&I balances by 12%, while at the same time reduced CRE balances by 4%.
Our focus on asset quality has resulted in key asset quality metrics returning to their pre-crisis levels. With that said, loans over 90 days past due were up at September 30. We consider this increase to be an anomaly, as the amount has fallen already this month. At this point, our total nonperforming assets have dropped to just under 1% of loans and OREO. We expect most, if not all, of the over 90 day past due loans to be brought current by year-end. As a result, NPAs should end the year well below 1%.
In terms of our core revenue stream, we are encouraged by the stabilization experienced during the third quarter. Higher loan balances are lessening the pressure on margin from a relatively flat yield curve. Revenue generation from our fee-based businesses remains strong and growing. On the expense side, investments in our people, facilities and systems are causing higher expenses in 2013. However, we have already seen some benefits, such as increased production in all business lines, improved sales execution and better customer experiences.
Along these lines, we remained active on the M&A front during the third quarter. Progress on the Ohio Commerce Bank acquisition during the quarter led to its completion earlier this month. Ed will provide an update on the deal metrics during his prepared comments. We also continued to have discussions with other M&A prospects. Although no deals are imminent, we remain optimistic that we will be successful sooner rather than later.
I now turn the call over to Ed for his comments on our third quarter results.
Mr. Ed Sloane:
Thanks, Chuck.
During the third quarter, our management team was busy planning and preparing for the Ohio Commerce Bank acquisition. We are pleased to have finalized this transaction earlier this month. Now, our attention turns to executing the integration plan and serving the financial needs of our new customers. We are excited by the long-term growth potential of this new market and the greater Cleveland region.
While it is early in the integration process, our modeling has not changed significantly from what we discussed during last quarter’s call. We still expect annual earnings accretion of 11 to 14 cents. This range does not include any potential synergies from offering our insurance and investment services to existing Ohio Commerce customers. Additionally, capital dilution remains manageable, with 4% dilution of tangible book value per share and a 70 basis point decrease in our TCE ratio.
In terms of the fourth quarter impact, one-time acquisition costs are expected to approximate $950,000 or roughly 6 cents per share after-tax. Most of this amount relates to data processing conversion costs. As a result, acquisition costs will more than offset the incremental earnings.
Turning back to third quarter operating results, as Chuck noted earlier, our bottom-line earnings were negatively impacted by the BOLI surrender. However, we believe the long-term benefits of this decision for our shareholders were too good to pass up. Specifically, our annual BOLI income had decreased from nearly $1.7 million, to essentially zero for the last few quarters. By surrendering, we have the opportunity to redeploy nearly $50 million into earning assets that will generate annual income of at least $1 million.
Given the impact of this transaction, we were pleased with third quarter results and our success in several key areas.
Most notably, our net interest income and margin benefited from positive trends on both sides of the balance sheet. However, these positives were overshadowed by the $400 thousand of one-time loan income discussed in our earnings release, which added 10 basis points to our margin.
On the asset side, overall yields are starting to stabilize after declining for several quarters. Much of this success was the result of meaningful loan growth over the last two quarters. We also have seen improvement within the investment portfolio. Higher long-term interest rates have led to a considerable slow down in prepayments and corresponding premium amortization.
On the funding side, we saw a further reduction in our overall cost due to our ongoing efforts to change the mix. While deposit balances were lower during the third quarter, the decrease was mostly isolated to non-core funding, such as money market deposits from our trust department. In contrast, low-cost deposits remain higher than the prior year, with non-interest-bearing deposits continuing to account for over 20% of our total deposits.
Looking to the final quarter of 2013, our net interest income and margin will benefit from the Ohio Commerce acquisition. Otherwise, we would expect both to remain relatively stable given the current yield curve. Thus, we anticipate a fourth quarter margin in the low-to-mid 3-20’s. Our net interest income and margin would benefit from any meaningful increase in interest rates.
Within our fee-based revenues, we continue to see new sales production increase from greater collaboration across business lines. These efforts helped to produce another quarter of double-digit increases in our insurance and investment revenue year-over-year. However, this additional revenue was partially offset by lower mortgage banking income. As expected, the higher interest rates have resulted in a slowdown in refinancing activity in recent months. However, originations for new purchases have remained strong.
For the fourth quarter, non-interest income should be flat with the third quarter due to normal seasonality of certain revenues. We also believe mortgage banking income may be lighter in the fourth quarter. With that said, we anticipate year-over-year growth trends to remain similar to those experienced in each of the first three quarters.
Taking a look at operating expenses, we are pleased with our ability to control expenses during 2013. As Chuck mentioned earlier, third quarter non-interest expenses were impacted by $446,000 of pension and acquisition costs. Excluding these items, total operating expenses were generally in line with our prior guidance of $16.7 million.
Total operating expenses will increase by approximately $550,000 next quarter due to Ohio Commerce. We also will have the $950,000 of one-time acquisition costs I mentioned earlier. Additional pension settlement charges also are likely in the fourth quarter. While it is difficult to predict, the fourth quarter amount should be minimal compared to the third quarter charge.
Overall, we expect the efficiency ratio to remain at the high-end of our previously stated range of 68 to 70%, excluding the pension and one-time acquisition costs.
I now will turn the call back to Chuck for his final comments.
Mr. Chuck Sulerzyski:
Thanks Ed.
In the third quarter, we saw our earnings momentum continue to build. Much of this success is tied to the many strategic initiatives implemented during the past two years. While more work is needed in some areas, we are pleased with our overall progress to date with our long-term strategic goals.
As discussed in prior calls, one of our strategic goals is to generate positive operating leverage each year. We realized at the start of the year that achieving this goal in 2013 would not be easy. Revenue growth was being challenged by the low interest rate environment. At the same time, we were continuing to make investments in our future which carried some significant costs.
As we start the fourth quarter, it does not appear we will have positive operating leverage for 2013. Although we held expenses in check, we were not able to overcome the slow start to loan growth and greater than expected margin compression. Thus, overall revenue growth has been weaker than we had expected.
We are disappointed to come up short this year with positive operating leverage. However, the prospects of achieving this goal in future years are much greater than it was a year ago. We have built capacity to be a much bigger and better company. We also have the infrastructure to drive meaningful revenue growth for many quarters to come.
Along these lines, our strong fee-based businesses continue to be a major asset for the company. We have capabilities that many banks in our region lack, including some of the largest national banks. These include robust retirement plan services and comprehensive insurance products. Thus, we have a competitive advantage that directly benefits our revenue growth potential.
The other key driver of revenue growth is our ability to produce meaningful loan growth each year. As we have already mentioned, we are close to attaining our 2013 goal of 8 to 10% growth. Looking to the fourth quarter, we are optimistic that organic growth will be similar to what we experienced in the third quarter. Production in our commercial and indirect consumer loan segments continue to remain steady. Mortgage balances could flatten out if customer preference leans heavily toward 30-year fixed-rate loans. We would continue to sell these longer-term loans to the secondary market given their interest rate risk.
In terms of our loan pipeline, we currently have over $180 million of commercial loans in the works. Nearly 40% of this amount has a high probability of success. We also have over $25 million of construction loans that are continuing to fund up. These amounts do not consider the impact of Ohio Commerce or significant growth potential in that market.
Overall, we believe loan origination volumes are capable of consistently generating annual growth of 5 to 10%. When you combine this with our strong fee revenue, we are confident in our ability to outperform most of our peers in terms of overall revenue growth.
Looking ahead to 2014, our business line leaders already are focused on developing plans to build upon 2013 successes. At this stage, our outlook for next year is very positive.
Point-to-point loan growth should be similar to, if not stronger than, the level experienced this year. We will see a double-digit increase in average loan balances due to a full-year’s impact of the loans acquired from Ohio Commerce. Our fee-based revenues should benefit from continued growth in our insurance and investment businesses. We also expect our annual insurance contingent income to top $1 million next year, with the majority coming in the first quarter. This assumes no major disasters occur between now and year-end that cause sizable insurance claims.
Given these expectations, our goal is to have double-digit revenue growth in 2014.
On the expense side, overall expenses will be higher in 2014. We will have a full year’s impact of the Ohio Commerce acquisition and new commercial bankers added during 2013. We also will have additional costs as we complete our $5 million branch remodeling project. Outside of these items, we are looking to hold the line on operating costs to ensure revenue grows faster than expenses.
In terms of the allowance, we will continue to take a prudent approach given our increased consumer lending. At this point, we do not expect the reserve level dropping below 1.40% during 2014. Also, our net charge-off rate in the coming quarters should be more in line with our long-term historical range of 20 to 40 basis points. These items, combined with our expected 2014 loan growth, could have a negative impact on 2014 earnings.
As we continue to improve our business line performance, our capital position remains strong to support an active M&A strategy. We continue to seek acquisition opportunities in all three lines of business - banking, insurance and investments. Our management team is prepared to act quickly should a potential opportunity arise. However, we will remain disciplined with our approach to ensure any capital deployed enhances long-term shareholder value.
We remain committed to profitable growth of the company and building long-term shareholder value. I am confident we will succeed through disciplined execution of our strategies and partnership with our clients and communities.
This concludes our commentary, and we will open the call for questions. Once again, this is Chuck Sulerzyski and joining me for the Q and A session is Ed Sloane, Chief Financial Officer. I will now turn the call back to the hands of our facilitator.
Thank you.

Question and Answer Session
[facilitator instructions and questions] And at this time, we will pause momentarily to assemble our roster.
Our first question comes from Scott Siefers with Sandler O'Neill. Please go ahead.
Scott Siefers: Good morning, guys.
Charles W. Sulerzyski: Hey, Scott.
Edward G. Sloane: Hi, Scott.
Scott Siefers: Just wanted to make sure I understand the expense guidance for the fourth quarter. It sounds like you're going to have some additional moving parts. But if we kind of get through any additional - well, I guess one, if we get past the one-time costs related to Ohio Commerce and then any additional pension curtailment costs, is simply something in the $17.25 million range? In other words sort of this quarter's core number plus that incremental $550,000 from run rate Ohio Commerce costs. Is that a good bogie for the base to start as we look in the fourth quarter?
Edward G. Sloane: Scott, yes that would be correct. You know, again we indicated about $950,000 in acquisition expenses. Overall revenue generation from Ohio Commerce is about $400,000 bottom line.
Scott Siefers: And then Chuck, I was wondering if you could just talk a bit about the competitive dynamic as it relates to the loan portfolio. Where you think seeing things, I guess most intense and where do you, where if any, where do have you any relief on pricing or structure?
Charles W. Sulerzyski: Well, in terms of structure, I take that off the table because that we just won't play with. So we're willing to compete on price. We don't really, as a practice, compete on structure.
For the most part, our business comes from the larger Regional Banks. We compete against a lot of smaller community banks and - or smaller Regional Banks like a Park National or United or a WesBanco, or a Community Bank & Trust. And as a general statement, they don't take our customers and we don't take theirs. Not for lack of effort but I think the execution is pretty strong in all.
And we tend to get our opportunities from the larger banks; Huntington, CHASE, PNC, Fifth Third, et cetera. We continue to see opportunities there with regularity. It is competitive but I will tell you that in our footprint, one of the benefits of our footprint is, any sizable loan is serviced at a Columbus or Cleveland or Pittsburgh or Cincinnati. By contrast, we have good, mature, experienced, capable people able to make quick decisions in these towns and that really is what distinguishes us from the competition and why we're confident that we're going to grow this loan portfolio in the 10% neighborhood for years to come.
On the consumer side, we have historically really not focused on that business, so we are - have the benefit of growing off of a small denominator. The major players in that space, the Wells Fargo, the CHASE, the Fifth Third, the Huntington, we are able to do business with local dealers. The dealers in our footprints are generally smaller dealers, are not getting quite the coverage from those other players in terms of the sales interaction that we're able to provide, and a lot of folks like to do business locally, so, that's the advantage that we have in that space.
Scott Siefers: All right. Okay. That sounds perfect. I think that's all I have. So, I appreciate it.

Charles W. Sulerzyski: Thank you.
Operator: [Operator Instructions] Our next question comes from Chris McGratty with KBW.
Michael Anthony Perito: Hey, good morning, guys. This is Mike stepping on for Chris.
Edward G. Sloane: Hi, Mike.
Charles W. Sulerzyski: Hi, Mike.
Michael Anthony Perito: I guess first starting on the 68% to 70% efficiency target. For next year, do you guys think you could get there? Is it a combination of revenue and expenses? It sounds like you guys talk mostly on the revenue side in your prepared remarks. Are there any cost initiatives or anything like that you would consider to get to that target, or is it pretty much all on the revenue side?
Charles W. Sulerzyski: Mike, when we look out at next year, we are pretty excited about the double-digit revenue growth. And we are anticipating expense growth to be one probably closer to 2% less than the revenue growth, which will help that ratio. We think longer term we're going to be able to widen that gap between revenue growth and expense growth.
So next year the 10% plus revenue growth is something that - it's very exciting to us. Some of it helped from acquisitions, but even if you look underneath the covers on that, right now, we're sitting here with 4% more checking accounts than we had last time at this year. We see incredible increases in our retirement plan balances, our cross selling between the different lines of business, the amount of insurance and commercial activity going back and forth and our model is not built to be the most efficient.
The investment business, the insurance business, those are very high ROE businesses with a bit of a higher expense process. And then from a sales perspective, we're really trying to be consultative and cover a wide array of needs not only the banking but the insurance, retirement plans needs, et cetera for the wholesale customers, and then on the consumer side, both the insurance and the investment needs.
So we will get more efficient over time and the opportunity to get more efficient comes not only as we grow - we grow at a faster rate, but we have really in the last couple of years made meaningful investments that really rectify I'd say 10 years to 15 years of deferred investments and systems, in buildings and so forth. So we're pretty optimistic that next year you will see revenue growth 1.5% to 2% more than expense growth and that over time we'll be able to widen that range.
Michael Anthony Perito: Okay. Thanks. And then on the size of the investment portfolio in the context of your expected loan growth, should we expect the balance sheet to grow or are you guys still expecting to remix the assets a little bit and fund some of that loan growth with the shrinking securities portfolio?
Edward G. Sloane: Yeah, Mike this is Ed. We will certainly be looking at that as we go through next year. We've talked about this relative to the BOLI in the past that we would take some of those proceeds and redeploy from the investment portfolio to the loan portfolio provided we had loan growth. And you know - that's still very much a strategy of ours. And then we also looked at it in terms of securities portfolio as a percentage of our total earning asset or total asset base and continuing to bring that down.
The Ohio Commerce transaction really helps us naturally to get there. They had a very small investment portfolio and we added close to $100 million in commercial loans. So naturally from that and then we'll continue to look for opportunities throughout the course of 2014 to reduce the securities portfolio as a percentage of assets even further.

Michael Anthony Perito: Okay. And then just one more quick question from me on the effective tax rate, I saw in the release that you guys said you're expecting 32% for - the fourth quarter, is that a fair number for 2014 as well at least at the get-go here?
Edward G. Sloane: It is.
Michael Anthony Perito: Okay. Thanks guys.
Edward G. Sloane: Thank you.
Operator: This concludes our question-and-answer session. I'd like to turn the conference back over to Mr. Sulerzyski and Mr. Sloane for any closing remarks.
Charles W. Sulerzyski: Yes. I want to thank everybody for participating. Please remember that our earnings release and a webcast of this call will be archived on the peoplesbancorp.com under the Investor Relations section. Thank you for your time and have a good day.
Operator: Thank you very much. The call is now concluded. You may now disconnect your lines.
END